Exhibit 5.1

TROUTMAN SANDERS LLP
Attorneys at Law
Bank of America Plaza
600 Peachtree Street, NE, Suite 5200
Atlanta, Georgia 30308-2216
404.885.3000 telephone
troutmansanders.com

August 9, 2010

HQ Sustainable Maritime Industries, Inc.

Melbourne Towers

1511 Third Avenue Seattle, Suite 788

Seattle, Washington 98101

Ladies and Gentlemen:

We have acted as special counsel to HQ Sustainable Maritime Industries, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the offering (the “Offering”) by the Company of: (i) an aggregate of 3,202,999 shares (the “Shares”) of common stock, $0.001 par value per share (the “Common Stock”), of the Company and (ii) warrants (the “Warrants”) to purchase up to an aggregate of 1,601,499 shares of Common Stock subject to adjustment as provided in the Warrants (as adjusted, if applicable, the “Warrant Shares”) . The Shares and the Warrants will be sold in units (the “Units”) consisting of one (1) Share and 0.5 of a Warrant, each whole Warrant exercisable for one (1) Warrant Share at a price of $4.5156 per share (subject to adjustment, if applicable). The Offering is to be made pursuant to the Company’s Registration Statement on Form S-3, No. 333-163454 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the related prospectus, dated January 26, 2010, and the prospectus supplement relating to the Offering filed on August 9, 2010 with the Commission pursuant to Rule 424(b) of the rules and regulations promulgated under the Act (the “Prospectus Supplement”).

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such instruments, certificates, records and documents, and have reviewed such questions of law, as we have deemed necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have relied upon the aforesaid instruments, certificates, records and documents and inquiries of your representatives.

ATLANTA    CHICAGO    HONG KONG    LONDON    NEW  YORK    NEWARK    NORFOLK    ORANGE COUNTY

RALEIGH    RICHMOND    SAN DIEGO    SHANGHAI    TYSONS CORNER    VIRGINIA BEACH    WASHINGTON, DC

HQ Sustainable Maritime Industries, Inc.

August 9, 2010

Based upon the foregoing examination, we are of the opinion that:

1. The Shares have been duly authorized for issuance by the Company’s Board of Directors and, when the Company issues the Shares against payment of the consideration for the Units described in the Prospectus Supplement, the Shares will be validly issued, fully paid and nonassessable.

2. The Warrants have been duly authorized for issuance by the Company’s Board of Directors and, when the Company duly executes and issues the Warrants against payment of the consideration for the Units described in the Prospectus Supplement, the Warrants will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

3. The Warrant Shares have been duly authorized and reserved for issuance upon due exercise of the Warrants, and when the Warrant Shares have been issued upon such exercise against the payment provided for in the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable.

We are opining in this opinion only as to the laws of the State of New York and the Delaware General Corporation Law (including the relevant statutory provisions, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal law of the United States. We are not opining on “blue sky” or other state securities laws.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K dated as of the date hereof filed by the Company and incorporated by reference into the Registration Statement and to the statements with respect to our name wherever it appears in the Registration Statement and the Prospectus. In giving the foregoing consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder. This opinion is being rendered solely for the benefit of the Company in connection with the matters addressed herein.

HQ Sustainable Maritime Industries, Inc.

August 9, 2010

This opinion may not be relied upon by you for any other purpose, or furnished or quoted to or relied upon by any other person, firm or entity for any purpose, without our prior written consent.

Very truly yours,

/s/ Troutman Sanders LLP